                                                                     EXHIBIT 4.1

                  UNANIMOUS CONSENT OF THE EXECUTIVE COMMITTEE
                          OF SCIENTIFIC-ATLANTA, INC.

     THE UNDERSIGNED, constituting all of the members of the Executive Committee of the Board of Directors of Scientific-Atlanta, Inc. (the "Company"), do hereby consent to the adoption of and do hereby adopt the following resolutions:

     RESOLVED, that, in consideration of extraordinary services rendered to the Company and the importance of the following key employees ("Employees") to the future success of the Company, and in order to provide an incentive for such Employees to remain in the employment of the Company, the issuance of the following shares (the "Shares") of Common Stock of the Company on the terms and conditions herein set forth are authorized and approved:

                          NAME OF KEY EMPLOYEE                  NUMBER OF SHARES
                          --------------------                  ----------------

     FURTHER RESOLVED, that the Shares shall be restricted stock and shall be issued and delivered to each such Employee only on the following dates ("Delivery Dates"), in the following percentages and only on the terms and conditions set forth in these resolutions:

                                                              PERCENTAGE OF SHARES
                   DATE                                         TO BE DELIVERED
            ----------------                                  --------------------
            December 7, 1996................................           50%
            December 7, 1997................................           25%
            December 7, 1998................................           25%

     In order to receive any of the Shares to be delivered on any Delivery Date, an Employee must be employed by the Company on that Delivery Date. If the employment of an Employee by the Company is terminated prior to a Delivery Date by either the Employee or the Company for any reason, either voluntarily or involuntarily, with or without cause, including without limitation by death or disability, such Employee will not be entitled to receive any Shares which otherwise would have been delivered to such Employee on such Delivery Date or any subsequent Delivery Date, and such forfeited Shares shall be returned to the Company and canceled.

     FURTHER RESOLVED, that the Shares may, at the election of the Chief Financial Officer of the Company, be issued from either treasury shares or from authorized and unissued shares of the Company's Common Stock.

     FURTHER RESOLVED, that, pending delivery of the Shares to the Employees as above provided, (i) the Shares shall be held in escrow by the General Counsel of the Company, (ii) each Employee shall deliver to the General Counsel a stock power endorsed in blank relating to the Shares awarded to such Employee, and
(iii) the certificates representing the Shares shall bear substantially the following legend:

          The shares represented by this certificate are subject to certain restrictions as set forth in that certain resolution adopted by the Executive Committee of the Board of Directors of the Company by Unanimous Consent dated as of December 7, 1993.

Upon lapse of the restrictions on the Shares, a certificate for the appropriate number of the Shares (free of all restrictions) shall be delivered to the Employees entitled to such Shares.

     FURTHER RESOLVED, that the Company shall have the right to require an Employee entitled to receive Shares to pay the Company the amount of any taxes which the Company is or will be required to withhold with respect to such Shares before the certificate for such Shares is delivered to the Employee. The Company may elect to deduct such taxes from any other amounts payable then or at any time thereafter in cash or Shares or otherwise to the Employee. An Employee may, by making an irrevocable written election, satisfy his tax liability by having the Company withhold Shares otherwise deliverable to such Employee.

     FURTHER RESOLVED, that until the Shares to which each Employee is entitled as above provided are either delivered to the Employee or surrendered to the Company, such Employee shall have the right to vote such Shares and to receive the dividends therefrom.

     FURTHER RESOLVED, that in the event of any stock dividend, stock split, recapitalization, merger, consolidation, reorganization, sale of assets or similar transaction, the Executive Committee shall make such adjustment in the Shares, if any, as it may deem appropriate.

     FURTHER RESOLVED, that any of the Shares which have not been delivered to an Employee shall not be transferable and may not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of by the Employee.

     FURTHER RESOLVED, that notwithstanding anything contained in these resolutions to the contrary, in the event of a Change in Control (as hereinafter defined), the provisions of this paragraph shall govern and supersede any inconsistent terms or provisions of these resolutions.

     (1) Change in Control. For purposes of these resolutions, a "Change in Control" shall mean any of the following events:

          (a) The acquisition in one or more transactions by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")), of "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of twenty percent (20%) or more of the combined voting power of the Company's then outstanding voting securities (the "Voting Securities"), provided, however, that for purposes of this paragraph
     (1)(a), the Voting Securities acquired directly from the Company by any Person shall be excluded from the determination of such Person's Beneficial Ownership of Voting Securities (but such Voting Securities shall be included in the calculation of the total number of Voting Securities then outstanding); or

          (b) The individuals who are members of the Incumbent Board (as hereinafter defined), cease for any reason to constitute at least two-thirds of the Board for purposes of this paragraph (1)(b). The "Incumbent Board" shall include the individuals who as of August 20, 1990 were members of the Board and any individual becoming a director subsequent to August 20, 1990 whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board; provided, however, that any individual who is not a member of the Incumbent Board at the time he or she becomes a member of the Board shall become a member of the Incumbent Board upon the completion of two full years as a member of the Board; provided, further, however, that notwithstanding the foregoing, no individual shall be considered a member of the Incumbent Board if such individual initially assumed office (i) as a result of either an actual or threatened "election contest" (within the meaning of Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest"), or (ii) with the approval of the other Board members, but by reason of any agreement intended to avoid or settle a Proxy Contest; or

          (c) Approval by stockholders of the Company of (i) a merger or consolidation involving the Company if the stockholders of the Company immediately before such merger or consolidation do not own, directly or indirectly, immediately following such merger or consolidation, more than eighty percent (80%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the Voting Securities immediately before such merger or consolidation, or (ii) a complete liquidation or dissolution of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

          Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because twenty percent (20%) or more of the then outstanding Voting Securities is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries, or (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition.

          Moreover, notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided, that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

          Notwithstanding anything contained in these resolutions to the contrary, if a Change in Control takes place and an Employee's employment is terminated prior to the completed Change in Control and the Employee reasonably demonstrates that such termination (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control or (ii) otherwise occurred in connection with or in anticipation of a Change in Control which actually occurs, then for all purposes of these resolutions, the date of the Change in Control in respect of such Employee shall mean the date immediately prior to the date of termination of such Employee's employment.

     (2) Lapse of Restrictions Upon a Change in Control. Upon a Change in Control, all restrictions on the Shares shall immediately lapse and certificates for any remaining Shares shall immediately be distributed to the Employees.

     FURTHER RESOLVED, that the officers of the Company are hereby authorized, empowered and directed to execute and deliver such certificates, applications, notices and other documents, including without limitation a listing application to the New York Stock Exchange and a registration statement to be filed with the Securities and Exchange Commission, as may be necessary or appropriate to consummate the foregoing and to give full force and effect to these resolutions.

     FURTHER RESOLVED, that the Human Resources and Compensation Committee of the Board of Directors shall have full authority and discretion to administer and interpret these resolutions and the terms and provisions of the restricted stock grants provided for herein, and any decision of the Human Resources and Compensation Committee shall be final, binding and conclusive.

     FURTHER RESOLVED, that the Employees shall be notified of this restricted stock grant pursuant to a letter agreement in substantially the form attached to this Unanimous Consent, which letter agreement shall be executed by each such Employee and shall become an integral part of this grant.

     FURTHER RESOLVED, that this Unanimous Consent may be executed in any number of counterparts which, taken together, shall be deemed the original, and such counterparts shall be filed with the minutes of the proceedings of the Executive Committee.

     This 7th day of December, 1993.

             /s/  JAMES V. NAPIER                         /s/  MARION H. ANTONINI
     -------------------------------------        ---------------------------------------
          James V. Napier, Chairman                          Marion H. Antonini


           /s/  WILLIAM E. KASSLING                         /s/  WILBUR B. KING
     -------------------------------------        ---------------------------------------
             William E. Kassling                               Wilbur B. King


            /s/  JAMES F. McDONALD
     -------------------------------------
              James F. McDonald

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